Exhibit 23

                        Independent Accountants' Consent

The Board of Directors
TierOne Corporation:

We consent to incorporation by reference in Registration Statement No. 333-100286, on Form S-8 of TierOne Corporation of our report dated February 14, 2003, relating to the consolidated balance sheets of TierOne Corporation and subsidiaries as of December 31, 2002 and December 31, 2001 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in December 31, 2002 annual report on Form 10-K of TierOne Corporation.


                                                      /s/ KPMG LLP

Lincoln, Nebraska
March 28, 2003